EXHIBIT 2.2 - Form 8-K dated February 4, 2000

            UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                          WASHINGTON, D.C.  20549
                                 FORM 8-K



                            CURRENT REPORT
  Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                Date of Report:  February 4, 2000




                  ELECTRONIC SYSTEMS TECHNOLOGY INC.
                      (A Washington Corporation)

                    Commission File no. 000-27793
             IRS Employer Identification no. 91-1238077

                          415 N. Quay St. #4
                         Kennewick  WA  99336
                (Address of principal executive offices)


  Registrant's telephone number, including area code:(509) 735-9092
































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ITEM 5.  OTHER EVENTS

On February 4, 2000, John Schooley and Arthur Leighton, both Directors of the Company, exercised outstanding stock options to purchase Company common stock. Mr. Schooley and Mr. Leighton purchased 50,000 and 25,000 shares of the Company's common stock respectively. The purchase increased Mr. Schooley's holding in the Company to 60,000 shares, or approximately 1.2% of the Company's outstanding common stock. The purchased increased Mr. Leighton's holding in the Company to 129,000 shares, or approximately 2.6% of the Company's outstanding common stock.
















































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                               SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

/s/ T. L. KIRCHNER

By: T.L. Kirchner
President
Date: February 9, 2000